Exhibit 99.2
4Q25 Preliminary Earnings Supplement January 14, 2026

2 Statements made in this presentation that set forth expectations, predictions, projections or are about future events are based on facts and situations that are known to us as of January 14, 2026. We believe that our expectations and assumptions are reasonable. Actual results may differ materially, due to risks and uncertainties, such as those described on pages 28-40 of our Form 10-Q filed on November 5, 2025 and other subsequent filings by Matson with the SEC. Statements made in this presentation are not guarantees of future performance. We do not undertake any obligation to update our forward-looking statements. Preliminary 4Q 2025 Earnings Supplement Forward-Looking Statements

3 Preliminary 4Q 2025 Earnings Supplement Preliminary 4Q25 Results & 2026 Outlook • Matson had a solid finish to the year with consolidated 4Q25 results that exceeded our expectations • Expects 4Q25 consolidated operating income to be $135.0 to $145.0 million ─ Our China service saw higher than expected freight rates and volume driven by strong e-commerce and e-goods demand ─ Our China service benefited from strong freight demand in our key customer segments as well as a more stable trading environment in the Transpacific tradelane ─ The U.S.-China trade and economic deal announced on October 30, 2025 reduced uncertainty regarding tariffs, port entry fees, global trade and other geopolitical factors • For full year 2026, we expect consolidated operating income to approach the level achieved in full year 2025 ─ Based on our expectations of continued solid U.S. consumer demand and a stable trading environment in the Transpacific tradelane

Preliminary 4Q25 Results & 2026 Outlook
(continued)

($ in millions, except per share data)	Quarter Ended December 31, 2024	Quarter Ended December 31, 2025 Preliminary Range		
INCOME STATEMENT				
Operating income	$147.5	$135.0	-	$145.0
Interest income	10.3	6.7	-	6.7
Interest expense	(1.4)	(1.6)	-	(1.6)
Other income (expense), net	1.8	2.2	-	2.2
Income before taxes	158.2	142.3	-	152.3
Income taxes	30.2	11.0	-	6.0
Effective income tax rate	*19.1%*	*7.7%*	-	*3.9%*
Net income	$128.0	$131.3	-	$146.3
Diluted EPS	$3.80	$4.22	-	$4.70

($ in millions)	Quarter Ended December 31, 2025
BALANCE SHEET	
Cash and cash equivalents	$141.9
Capital Construction Fund	$532.7
Total debt[(1)]	$361.2

- *SSAT Impairment Charge Last Year:* In 4Q24, operating income, net income and diluted EPS included an impairment charge related to the write-down of a terminal operating lease asset at SSAT, which impacted 4Q24 operating income, net income and diluted EPS by $18.4 million, $14.0 million and $0.42 per share, respectively
- *Income Taxes:* Income taxes for 4Q25 is estimated to be $6.0 to $11.0 million, which implies an effective tax rate for 4Q25 of 3.9% to 7.7%, due to the benefit of positive income tax adjustments
  - Compared to an effective income tax rate of 22.0 percent, the midpoint of this 4Q25 income taxes range would benefit diluted EPS by approximately $0.77 per share for the quarter
- *Share Repurchases:* During 4Q25, Matson repurchased approximately 0.7 million shares for a total cost of $78.1 million[(2)]
  - As of December 31, 2025, the Company had approximately 1.1 million shares remaining in its share repurchase program

(1) Total debt is presented before any adjustment for deferred loan fees as required by U.S. GAAP.
(2) Includes stock repurchased during the quarter but not settled and taxes on share repurchases that will be paid after the quarter end.

4 | Preliminary 4Q 2025 Earnings Supplement

Matson.